Exhibit 10.5

CONSULTING AGREEMENT

THIS AGREEMENT is dated as of January 1, 2026 (the “Effective Date”).

AMONG:

Siyata PTT a company existing under the laws of the Cayman Islands, and/or Siyata Mobile Ltd. a company existing under the laws of Israel and/or Siyata Mobile North America, a company existing under the laws of Canada

(jointly and severally the “Company”)

AND:

BSD Capital Ltd., a company existing under the laws of the State of Israel

(the “Consultant”)

AND:

MARC SEELENFREUND., an individual residing at 4a Nachshon Street, Raanana, Israel

(the “Service Provider”) WHEREAS:

A.	The Consultant is in the business of providing consulting services and the Company desires to engage the Consultant to provide such services;

B.	the Service Provider is an employee of the Consultant;

C.	The Company and the Consultant wish that the Consultant to provide the Company such consulting services exclusively through the Service Provider, pursuant to the terms and conditions of this Agreement.

THEREFORE this Agreement witnesses that in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party hereto, the parties agree as follows:

1.	The Consulting Services.

1.1	During the term of this Agreement, the Consultant shall provide the Company with management services which include, without limitation, the execution of the day to day operations of the Company, carrying out the strategies and directions of its Board of Directors, other activities that would otherwise be carried out by the Company’s Chief Executive Officer including by providing all services ordinarily associated with such position. (the “Consulting Services”).

1.2	The Consultant shall provide the Consulting Services exclusively through the Service Provider. Consultant agrees to devote the necessary time to the business and affairs of the Company to the extent necessary to discharge his responsibilities, and use best efforts to the business of the Company..

1.3	The Consultant shall report to the Company’s Board of Directors. The Consultant shall perform its duties hereunder predominantly from the Consultants home office in Israel as well as at the Company’s facilities in Israel, but acknowledges and agrees that its duties may involve significant domestic and international travel.

1.4	Consultant and the Service Provider, may engage in other activities which do not directly compete with the business of Company or materially interfere in performing his position as CEO.

1.5	The Company shall add the Service Provider and Consultant as an insured person under its D&O insurance policy and shall enter into an indemnification agreement with Consultant and the Service Provider at a reasonable level no less than such indemnification agreement entered into with its directors and officers..

1.6	The Service Provider personally undertakes in favor of the Company to comply with the restrictions and undertaking contained in this Section 1.

2.	Consultant Representation and Warranties.

2.1	The Consultant represents and warrants to the Company each of the following:

2.1.1	This Agreement has been duly authorized, executed and delivered by the Consultant and constitutes the legal, valid and binding obligation of the Consultant, enforceable in accordance with its terms. The execution and consummation of this Agreement by the Consultant, does not and shall not constitute any breach and/or violation of any law, regulation or other agreement, obligation or undertaking to which the Consultant, and anyone acting on its behalf, is a party and there is no impediment of any kind whatsoever, preventing the Consultant from fully complying with all of the provisions of this Agreement.

2.1.2	The Consultant has full right and power to enter into and perform this Agreement without the consent of any third party.

2.1.3	The Service Provider has the experience and expertise required to properly render the Consulting Services.

3.	Term of the Agreement.

3.1	Subject to the terms hereof, this Agreement shall enter into effect on the Effective Date and shall remain in full force and effect for a period of two (2) years (the “Initial Term”), unless terminated hereunder. At the end of the Term, this Agreement shall automatically renew for an additional two year terms, and shall continuously be in force until this Agreement is terminated by either party pursuant to the terms herein.

3.2	Notwithstanding Section 3.1, (i) Consultant may terminate this Agreement for convenience at any time and for whatever reason by giving the other party at least 12 months’ prior written notice of termination (“Early Notice Period Due Upon Consultant’s Resignation For Convenience”); and (ii) Company may terminate this Agreement for convenience at any time and for whatever reason by giving the other party at least 36 months prior written notice of termination (“Early Notice Period Due Upon Termination by the Company”) (each of such periods shall be referred to as the “Early Notice Period”). Except for the first three consecutive months of the applicable Early Notice Period in which the Consultant shall continue providing the regular Services, Consultant need not attend Company’s offices and is not be required to provide Services to the Company but shall be available for questions and support. For the avoidance of doubt, the Early Notice Period Due Upon Consultant’s Resignation For Convenience and all applicable payments due to Consultant hereunder (including those payments applicable under Section 4 below) shall also apply in case this Agreement is terminated due to the unfortunate death or disability of the Service Provider. For clarity the applicable Early Notice Period and payments due to Consultant hereunder shall apply in each case in which the employment is ended by Consultant or by Company either during the Term, upon expiry of the Term or after expiry of the Term. A decision not to renew the Initial Term or subsequent Term by Consultant shall constitute resignation entitling Consultant to the Early Notice Period Due Upon Consultant’s Resignation For Convenience along with all applicable payments and benefits during such period, and a decision not to renew the Initial Term or subsequent Term by Company shall constitute Termination entitling Consultant to the Early Notice Period Due Upon Termination by the Company along with all applicable payments and benefits during such period.

3.3	Notwithstanding the foregoing, the Company may, at any time following the Effective Date, terminate this Agreement immediately by provision of a written notice, in which case the termination of this Agreement shall be the effective date of such notice of immediate termination, in any of the following circumstances:

3.3.1	a final judgment convicting the Consultant or Service Provider with a criminal offence involving disgrace (“Avera She’yesh Ima Kalon”); or

3.3.2	under circumstances that, if the Service Provider or Consultant were an employee of the Company, would have denied him the right to receive his full severance payments under applicable law.

3.4	Immediately upon the termination of the applicable Early Notice Period, for any reason, the Consultant shall, and shall cause the Service Provider to, return to the Company all Company property provided to it/him by the Company and in its/his possession, including (without limitation) any, , document, drawings, plans, formulas, products, samples, designs and the like and all copies thereof. Notwithstanding the foregoing, Consultant need not delete any electronic communication and may retain a copy of his email folders to be used for support purposes following cessation of Consulting Services.

4.	Change of Control.

4.1	In the event of a Change of Control (as defined herein) or a Hostile Change of Control (as defined herein), the Company agrees that it will continue to engage the Consultant for the Consulting Services and both the Company and the Consultant agree that they shall not exercise their respective rights to terminate this Agreement pursuant to Section 3.2 for a period of three (3) months following the occurrence of the Change of Control or Hostile Change of Control, as applicable (the “Transition Period”).

4.2	In the event of a Change of Control or a Hostile Change of Control and if, within a period of 12 months following the Change of Control or a Hostile Change of Control, the Consultant is either dismissed or Constructively Dismissed (as defined in Section 4.7 of this Agreement) or this Agreement is terminated by the Company, other than pursuant to Section 3.3, then:

4.2.1	the Company shall pay to the Consultant:

4.2.1.1	within ten (10) days, an amount equal to thirty-six (36) monthsBase Consideration and Car Expense Payment (as that term is defined in Section 1 of Exhibit A); and

4.2.1.2	for a period of three (3) years following the Change of Control or Hostile Change of Control, as applicable, the quarterly Incentive Bonus (as that term is defined in Section 6 of Exhibit A), with such required annual adjustments.

4.2.2	if the Consultant or Service Provider hold any options, rights, warrants, or other entitlements for the purchase or acquisition of securities in the capital of the Company (collectively, the “Options”), regardless of whether such Options are then exercisable in accordance with the terms thereof and notwithstanding the terms and conditions of such Options or of any plan or other document affecting such Options, all of such Options shall thereupon be immediately fully vested and any unexercised portion of such Options shall thereafter be exercisable by the Consultant or Service Provider, as applicable.

4.3	In the event of a Change of Control, a Hostile Change of Control during the Term, the Consultant may elect to terminate this Agreement before the expiry of 12 months from the date of the Change of Control, Hostile Change of Control, and, in such circumstance:

4.3.1	the Company shall pay to the Consultant:

4.3.1.1	within ten (10) days, an amount equal to thirty-six (36) months Base Consideration and (36) months Car Expense Payment; and

4.3.1.2	for a period of three (3) years following the Change of Control or Hostile Change of Control, the quarterly Incentive Bonus (as that term is defined in Section 6 of Exhibit A), with such required annual adjustments.

4.3.2	if the Consultant or Service Provider holds any Options, regardless of whether such Options are then exercisable in accordance with the terms thereof and notwithstanding the terms and conditions of such Options or of any plan or other document affecting such Options, all of such Options shall thereupon be immediately fully vested and any unexercised portion of such Options shall thereafter be exercisable by the Consultant or Service Provider, as applicable.

4.3.3	if an agreement for the Change of Control or a Hostile Change of Control is executed during the Early Notice Period, the Consultant shall still be entitled to an amount equal to (i) all payments due under Section 4.2.1, less (b) the amounts paid to Consultant until the date in which an agreement for the Change of Control or a Hostile Change of Control is executed under Section 3.2.

4.4	The Company agrees to, immediately prior to the occurrence of a Change of Control a Hostile Change of Control, deposit an amount equal to thirty-six (36) months’ Base Consideration with an escrow agent, to be held in trust and payable to the Consultant only in the instance that one of Section 4.2 or 4.3 have been triggered.

4.5	For the purposes of this agreement, a “Change of Control” means any of the following:

4.5.1	at least 50% of the fair-market value of all the assets of the Company are sold;

4.5.2	there is a direct or indirect acquisition by a person or group of persons, acting jointly or in concert, of voting securities of the Company that when taken together with any voting securities owned directly or indirectly by such person or group of persons at the time of the acquisition, constitute 20% or more of the outstanding voting securities of the Company;

4.5.3	a liquidation, dissolution or winding-up of the Company; or

4.5.4	the amalgamation, merger or arrangement of the Company with or into another entity where the shareholders of the Company immediately prior to the transaction will hold less than 51% of the voting securities of the resulting entity upon completion of the transaction;

4.6	For the purposes of this agreement, a “Hostile Change of Control” means any of the following:

4.6.1	a majority of management’s nominees for election to the Board of Directors of the Company resign or are dismissed or are not elected; or

4.6.2	there is a direct or indirect acquisition by a person or group of persons (excluding the Consultant or any person associated with the Consultant), acting jointly or in concert, of voting securities of the Company that when taken together with any voting securities owned directly or indirectly by such person or group of persons at the time of the acquisition, constitute 20% or more of the outstanding voting securities of the Company.

4.6.3	at least 50% of the fair-market value of all the assets of the Company are sold;

4.7	For the purposes of this Agreement, “Constructively Dismissed” means:

4.7.1	the material diminution of the Consultant’s duties or the assignment to the Consultant of duties materially inconsistent with duties customarily assigned to a Chief Executive Officer;

4.7.2	a material breach by the Company of any terms of this Agreement (including any reduction in the compensation due to the Consultant or failure to pay the Consultant’s monthly fee for a period of 60 days), which breach is not cured within 30 days of written notice by the Consultant to the Company of such breach specifying in reasonable detail the provision or provisions of this Agreement allegedly being breached and the facts and circumstances surrounding such breach; or

4.7.3	the relocation of the Company’s principal offices to a location more than 30 kilometres from Raanana, Israel.

4.8	Upon any Change of Control or Hostile Change of Control under which at least 50% of the fair-market value of all the assets of the Company are sold or otherwise transferred to another entity, the Company shall bind the purchaser to ensure that the provisions of this Agreement and Consultant’s rights hereunder are fully preserved and maintained.

5.	Compensation.

5.1	In consideration for the Consulting Services pursuant to this Agreement, the Consultant shall, as of the Effective Date, be entitled to receive compensation as set forth in Exhibit A hereto.

5.2	The Consultant acknowledges and agrees that the compensation payable to it pursuant to this Agreement may be made by each Company.

6.	Confidentiality and Intellectual Property Assignment.

6.1	Consultant hereby agrees to the provisions of the Company’s Proprietary Information, Confidentiality and Non-Competition Agreement attached in Exhibit B hereto and simultaneously herewith executes and shall cause Service Provider to execute a copy thereof.

7.	The Nature of the Contractual Relationship.

7.1	The Consultant and, by countersigning below, the Service Provider, hereby declare, undertake and agree, that:

7.1.1	its/his relationship with the Company will be that of an independent consultant and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship between the Company and the Consultant and/or Service Provider;

7.1.2	it/he will not be entitled to any of the benefits that the Company may make available to its employees that are based on their compensation (such as severance payment, education funds etc.); and

7.1.3	no title that the Consultant and/or Service Provider shall carry while acting in the capacity of a consultant of the Company, nor any conduct by the Company, the Consultant of the Service Provider, shall derogate from this Section 7.

7.2	Subject to the provisions of Exhibit A hereto, Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any tax authority with respect to the Consultant’s performance of the Consulting Services and receipt of fees under this Agreement. The Consultant acknowledges that the Company will not withhold or make payments for National Insurance Institute; make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on the Consultant’s behalf.

7.3	The Consultant shall make all payments to the National Insurance Institute required under law and any other payment imposed upon it by law as the employer of the Service Provider and it shall be solely responsible in respect thereof. The Company shall be entitled to require the Consultant to produce evidence of that payments as aforesaid have been made.

7.4	The Consultant hereby agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest, which should have been paid by Consultant as the employer of the Service Provider.

7.5	The Consultant and the Service Provider agree that neither they nor anyone acting on their behalf shall file a claim against the Company in connection with employer-employee relations between the Service Provider and the Company, and if they or anyone acting on their behalf does so, the Consultant and the Service Provider shall indemnify and hold the Company harmless upon its first demand for any liability and expense that may be occasioned to it in respect of or in connection with such a claim, including legal fees.

7.6	If for any reason whatsoever a competent authority, including a judicial body, determines that the Consultant and/or the Service Provider is the Company’s employee, or is entitled to any payment as an employee, the following provisions shall apply:

7.6.1	In lieu of all consideration that was paid to the Consultant by the Company from the Effective Date the Consultant shall be deemed only entitled to gross consideration equal to 60% of the consideration actually paid (the “Adjusted Consideration”).

7.6.2	The Consultant shall immediately refund to the Company any amount paid from the Effective Date in excess of the Adjusted Consideration, such being linked to the Israeli consumer price index (the base index - the index known on the date of each payment made under this Agreement; the new index - the index known on the date of actual refund by the Consultant).

8.	Miscellaneous

8.1	Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.2	Governing Law. This Agreement shall be subject solely to and interpreted in accordance with the laws of the state of Israel.

8.3	Arbitration. Any dispute, controversy or claim between the parties hereto, in connection with this Agreement or any amendment or modification hereof, shall be settled by arbitration, in accordance with the following:

8.3.1	The Parties will mutually agree upon a sole arbitrator and, if they are unable to reach an agreement within thirty (30) days, the head of the Israeli Bar Association shall appoint the sole arbitrator provided that such arbitrator will be a retired district or supreme court judge (the “Arbitrator”).

8.3.2	The Arbitrator shall not be bound by procedural laws or rules, including rules of evidence, however Arbitrator’s decision must be based on the application of the laws of the State of Israel. The arbitration shall take place in Israel.

8.3.3	The Arbitrator will be authorized to issue interim orders, including injunctions, enforcement orders and any other order that a court would be entitled to issue.

8.3.4	Decisions of the Arbitrator shall be accompanied by written justification of the Arbitrator’s decision.

8.3.5	The Arbitrator’s decision shall be appealable in accordance with Section 21A of the Arbitration Law 5728-1968 (the “Arbitration Law”), to a separate appellate arbitrator, who shall be chosen in accordance with the procedures set forth in Section 8.3.1 above and who shall be equally bound by the terms hereof.

8.3.6	Each party shall maintain all matters related to and raised in the arbitration proceedings, in strict confidence and shall not disclose to any third party any information pertaining to such proceedings or to the existence of such proceedings.

8.3.7	The Company shall bear all of the Arbitrator fees in connection with such proceedings, provided the Consultant waives any argument of prejudice against the Arbitrator by virtue of this provision.

8.3.8	This provision shall be deemed a binding arbitration agreement in accordance with the Arbitration Law.

8.4	No Assignment. This Agreement may not be assigned by the Consultant and/or Service Provider without Company’s prior and written consent, and any such attempted assignment shall be void and of no effect.

8.5	Waiver. No waiver by any party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by any party of any right under this Agreement shall be construed as a waiver of any other right.

8.6	Entire Agreement. This Agreement and its Exhibit A hereto is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions and/or agreements (written or oral) between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

8.7	Notices. All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by registered or certified mail, postage prepaid to the address provided in the header of this Agreement or at such other address or facsimile number as the Consultant may have furnished the Company in writing. Any notice so addressed shall be deemed to be given: if delivered by hand or by facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

8.8	Survival. The following provisions shall survive termination of this Agreement: Section 3.4, Section 4, Section 6, Section 7 and Section 8 of this Agreement, and Section 6 of Exhibit A.

8.9	Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

Siyata PTT		BSD CAPITAL LTD.

By:	/s/ Gerald Bernstein	By:	/s/ Marc Seelenfreund
	Gerald Bernstein		Marc Seelenfreund

/s/ Marc Seelenfreund
Marc Seelenfreund

Exhibit A

1.	Compensation. In consideration for the performance of the Consulting Services in accordance with this Agreement, the Company shall pay to the Consultant:

2.	The higher of $45,000 USD or 144,000 NIS (plus VAT) monthly consideration (the “Base Consideration”) (which at the date of signing is approximately $540,000 USD on an annual basis), upon receipt by the Company of an invoice from the Consultant. The Base Consideration shall be paid monthly in arrears. The Base Consideration shall be indexed to the average annual inflation of the State of Israel for the previous year on the first day of each new year that this Agreement is in force.

3.	Car Expenses. The higher of $2,500 USD or 8,000 NIS (plus VAT) as a fixed rate of Consultant’s car expenses (the “Car Expense Payment”) (which at the date of signing is approximately $30,000 USD on an annual basis), which shall be included as part of the invoice provided under section 2 above. The Car Expense Payment shall be paid monthly in arrears and shall be indexed to the average annual inflation of the State of Israel for the previous year on the first day of each new year that this Agreement is in force.

4.	Reimbursement of Expenses. The Consultant will be authorized to incur reasonable expenses in carrying out the Consulting Services for the Company under this Agreement and shall be entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with the performance of the Consulting Services, provided that all such expenses are expended in accordance with the Company’s then current policies.

4.1	Among other things, the Consultant will be authorized to incur expenses for meals and entertainment, transportation (including ride-hailing, taxis, car rentals, parking, and gasoline), office supplies, and travel.

4.2	The Company shall provide the Consultant with a cellular phone for the performance of its duties under this Agreement. The Company shall pay for all expenses and taxes concerning the use of said cellular phone. In addition, the Company shall reimburse the Consultant for any expense incurred in connection with one phone/high speed internet line installed in the Service Provider’s home including any applicable tax arising from the reimbursement under this Section.

4.3	Where the Service Provider is required to travel internationally in connection with the performance of the Consulting Services under this Agreement, the Consultant will be reimbursed for travel-related expenses, and when travelling via air, the Consultant is authorized to travel “business class” or, if there is no “business class” on the required flight, then the next highest class above “economy class” on that particular flight. Additionally, the Consultant will be entitled to book accommodations that have been rated with a minimum of four stars.

5.	Paid Absence. The Consultant shall be entitled to receive full payment from the Company for up to 30 business days per year, as well as all Jewish holidays, despite the Service Provider’s absence on such days.

6.	Incentive Bonus. The Consultant shall be entitled to a quarterly bonus equal to 5% of the Company’s EBITDA (as defined below) (the “Incentive Bonus”). The Incentive Bonus shall be payable within 15 days of each quarter . An annual adjustment shall be completed on the Incentive Bonus 30 days of the or completion of the Company’s audited annual financial statements; provided that the adjustment shall only occur if it is found that the Consultant is entitled to a greater Incentive Bonus on the year than otherwise paid. In the event of any termination of the Agreement prior to the conclusion of the relevant calendar year, except termination or resignation due to a Change of Control or a Hostile Change of Control which entitles Consultant to payments under Sections 4.2 and 4.3, the Consultant shall be entitled to the pro rata portion of the Incentive Bonus that is due with respect to the part of the year prior to the termination date.

6.1	For the purposes of this Agreement, “EBITDA” means consolidated earnings before interest, taxes, depreciation, and amortization of the Company (consolidated with its subsidiaries and affiliates), and such calculation shall be based upon the Company’s consolidated year-end audited financial statements. For clarity, if the assets and/or business of the Company are transferred to other entities pursuant to a Change of Control, a Hostile Change of Control or otherwise, then the EBITDA shall be calculated and derive based on the results of the total business however and wherever consummated.

6.2	The Company’s board of directors may, at its sole discretion, increase the Incentive Bonus with additional bonuses and grants based upon the performance of the Company’s stock, financings, and other such indicators of the Company’s success.

6.3	The Consultant may, at its discretion, exercise the right to have an independent firm of chartered accountants audit the records that relate to the calculation of the Incentive Bonus within six (6) months of the filing of the Company’s audited annual financial statements. At the conclusion of such audit, if the auditors determine that the calculation of the Incentive Bonus has been understated or excessive costs have been added to the calculation of the underlying EBITDA, then the costs of the audit will be borne by the Company and such costs, together with the deficiency in the amount actually paid as an Incentive Bonus as against the calculation of the Incentive Bonus by the auditors, shall be paid by the Company to the Consultant within thirty (30) days. In all other circumstances, the cost of the audit will be borne by the Holder.

7.	Performance Bonus. The Consultant shall be entitled to an annual and/or discretionary bonus of up to 100% of the Base Consideration based on his performance as determined by the Board of Directors of the Company.

8.	VAT & Withholding. All payments to be made hereunder are exclusive of value added taxes which shall be added to such payments based on the then current value added tax rate. The Base Consideration, the Incentive Bonus, any expense reimbursement provided for hereunder shall be payable subject to receipt of and in accordance with a valid withholding tax certificate duly issued by the Israel Tax Authority (the “ITA”). Each invoiced amount shall be due and payable within five (5) days from the date of receipt thereof. The Company shall deduct from all payments due and payable hereunder any taxes and related mandatory costs that must be deducted at source or with respect to which the Company is otherwise deemed liable to pay according to applicable law or the aforementioned withholding tax certificate.

9.	No Additional Compensation. Subject to the Agreement and, for greater certainty, Section 4 of the Agreement, the foregoing shall constitute the full and final payment for the Consulting Services rendered pursuant to this Agreement and neither the Consultant nor the Service Provider shall be entitled to any other payment in connection with the Agreement and the Consulting Services and the Company shall not be obliged to pay to the Consultant and/or Service Provider any additional consideration, fees or expense reimbursement whatsoever.